UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): May 29, 2008

WITS BASIN PRECIOUS MINERALS INC.
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

1-12401	84-1236619
(Commission File Number)	(IRS Employer Identification No.)

900 IDS Center, 80 South Eighth Street
Minneapolis, MN 55402-8773
(Address of principal executive offices) (Zip Code)

(612) 349-5277
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2008, Wits Basin Precious Minerals Inc., (the “Company”) entered into an employment agreement (the “Employment Agreement”) with its Chief Executive Officer, Stephen D. King. The term of the Employment Agreement is for a period of three years, with automatic one-year renewals, subject to either party’s right to terminate upon 30-day written notice. Pursuant to the Employment Agreement, Mr. King is entitled to a base salary of $5,000 per month, and is eligible for an annual bonus at the discretion of the Company’s compensation committee. Mr. King is further entitled to up to $75,000 annually in lieu of any employee benefits, such amount to be payable in monthly installments and to be used by Mr. King in his discretion. In the event Mr. King is terminated by the Company for any reason other than death or for “Cause” (as defined in the Employment Agreement), he will be entitled to receive his accrued and unpaid compensation to the time of the termination plus: (i) in the event the termination occurs prior to the first anniversary of the agreement, $56,250 in cash; (ii) in the event the termination occurs on or after the first anniversary of the agreement but prior to the second anniversary, $112,500 in cash; (iii) in the event the termination occurs on or after the second anniversary of the agreement but prior to the third anniversary, $168,750 in cash; or (iv) in the event the termination occurs on or after the third anniversary of this agreement, $225,000 in cash. The Employment Agreement includes standard confidentiality provisions, as well as a non-competition and non-solicitation provision that runs for three months in the event his employment with the Company is terminated prior to the first anniversary of the agreement, and increases by a period of three months for each additional year of service under the agreement to a maximum of one year in the event the agreement is terminated on or following the three-year anniversary of the agreement.

Pursuant to the Employment Agreement, the Company and Mr. King also entered into a Stock Option Agreement (the “Option Agreement”), whereby the Company issued Mr. King a ten-year option to purchase 2,000,000 shares of the Company’s common stock at an exercise price of $0.20 per share. The option shall vest in three equal annual installments commencing on the first anniversary of the date of grant. The vesting of the option shall accelerate (i) at such time the closing price of the Company’s common stock (as quoted on the OTCBB or an exchange) remains at or above $1.00 per share for 30 trading days, (ii) upon Mr. King’s death, (iii) upon the occurrence of a change of control or (iv) upon the Company’s termination of Mr. King’s employment for any reason other than Cause. Effective May 29, 2008, Mr. King transferred the Option Agreement into the name of his spouse, Deborah King.

In consideration of the parties’ entry into the Employment Agreement, on May 29, 2008, the Company entered into an Amended and Restated Stock Option Agreement (the “Amended Option Agreement”) with Deborah King, Mr. King’s spouse, amending the terms of an option agreement originally entered into with Mr. King dated March 9, 2007 (the “Original Option”) but subsequently transferred to his spouse on March 12, 2007. The Amended Option Agreement amends the terms of the option to purchase 3,000,000 shares of the Company’s common stock at an exercise price of $1.02 per share to change the vesting schedule to provide for vesting in three equal annual installments commencing March 9, 2008. Additionally, the Amended Option Agreement provides that the vesting of the option shall accelerate (i) at such time the closing price of the Company’s common stock (as quoted on the OTCBB or an exchange) remains at or above $1.00 per share for 30 trading days, (ii) upon Mr. King’s death, (iii) upon the occurrence of a change of control or (iv) upon the Company’s termination of Mr. King’s employment for any reason other than Cause. The Original Option was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 15, 2007.

A copy of the Employment Agreement, Option Agreement and Amended Option Agreement are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

10.1	Employment Agreement between the Company and Stephen D. King dated May 29, 2008
10.2	Stock Option Agreement between the Company and Stephen D. King dated May 29, 2008
10.3	Amended and Restated Stock Option Agreement between the Company and Deborah King dated May 29, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WITS BASIN PRECIOUS MINERALS INC.

Date: June 4, 2008	By:	/s/ Mark D. Dacko
Mark D. Dacko
Chief Financial Officer

EXHIBIT INDEX

10.1	Employment Agreement between the Company and Stephen D. King dated May 29, 2008
10.2	Stock Option Agreement between the Company and Stephen D. King dated May 29, 2008
10.3	Amended and Restated Stock Option Agreement between the Company and Deborah King dated May 29, 2008